SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                ----------------------------------

                               FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

              GLENBROOK LIFE A I M VARIABLE LIFE SEPARATE ACCOUNT A

                       (Name of Unit Investment Trust)

                            3100 Sanders Road
                        Northbrook, Illinois 60062

                             1-800/755-5275

                    (Address of Principal Office and
                     Telephone Number of Registrant)

                           Michael J. Velotta
             Vice President, Secretary and General Counsel

                  Glenbrook Life and Annuity Company
                           3100 Sanders Road
                       Northbrook, Illinois 60062

              (Name and Complete Address of Agent for Service)

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES [X]           NO [  ]

        ----------------------------

                              SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the depositor of the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the Township of Northfield and the State of Illinois on the 5th day of March, 1997.

                   GLENBROOK LIFE A I M VARIABLE LIFE SEPARATE ACCOUNT A

                              (Name of Registrant)

                    By: GLENBROOK LIFE AND ANNUITY COMPANY

                                (Name of Depositor)

                    By:  /s/ MICHAEL J. VELOTTA
                         -----------------------
                         Michael J. Velotta
                         Vice President, Secretary and General Counsel Glenbrook Life and Annuity Company



Attest:   /s/BRENDA D. SNEED
         -------------------
         Brenda D. Sneed
         Assistant Secretary and Assistant General Counsel
         Glenbrook Life and Annuity Company